EXHIBIT 10.2

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FORM OF

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

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among

BOSTON SCIENTIFIC CORPORATION,

BOSTON SCIENTIFIC SCIMED, INC.,

ADVANCED BIONICS CORPORATION,

THE BIONICS TRUST

and

JEFFREY D. GOLDBERG AND CARLA WOODS (COLLECTIVELY IN THEIR CAPACITY AS THE STOCKHOLDERS’ REPRESENTATIVE)

Dated as of August 9, 2007

i

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment 1”), dated as of August 9, 2007 and effective as of the Amendment 1 Effective Time, is entered into by and among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), BOSTON SCIENTIFIC SCIMED, INC., (formerly known as Scimed Life Systems, Inc.) a Minnesota corporation and a wholly owned subsidiary of Parent (“Scimed”), ADVANCED BIONICS CORPORATION, a Delaware corporation and a wholly owned subsidiary of Scimed (“Advanced Bionics”), the BIONICS TRUST (the “Trust”) and CARLA WOODS and JEFFREY D. GOLDBERG (such persons acting together by majority vote, and any predecessor or successor persons acting together by majority vote, solely in their capacity as Stockholders’ Representative under the Merger Agreement being the “Stockholders’ Representative”).

WHEREAS, Parent, Scimed, Claude Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Scimed, Advanced Bionics, the Trust and the Stockholders’ Representative entered into that certain Agreement and Plan of Merger dated as of May 28, 2004 (the “Merger Agreement”).  Capitalized terms used herein but not defined herein have the meaning ascribed to such terms in the Merger Agreement.  References herein to a specific Article, Section, Schedule or Exhibit will refer, respectively, to Articles, Sections, Schedules or Exhibits of the Merger Agreement unless otherwise specified.

WHEREAS, this Amendment 1 is being executed and delivered pursuant to Section 2.01(a) of that certain Amendment Agreement dated as of the date hereof (the “Amendment Agreement”) among Parent, Scimed, Advanced Bionics, the Trust and the Stockholders’ Representative to amend the Merger Agreement.

WHEREAS, if the Amendment Agreement terminates, and therefore the Closing  (as defined in the Amendment Agreement) does not occur, this Amendment 1 will terminate and be of no further force or effect as of the date the Amendment Agreement terminates, any amendment to the Merger Agreement effected by this Amendment 1 will be null and void other than in respect of the period during which Amendment 1 was effective, if any, and the Merger Agreement will not be deemed amended by this Amendment 1 in any respect whatsoever.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I.

AMENDMENT

SECTION 1.01  Amendment to Article I.  Article I will be amended to add the following definitions, which will be placed in Article I in alphabetical order:

“Amendment 1” means Amendment No. 1 to this Agreement dated as of August 9, 2007 among the parties hereto (other than the Purchaser).

“Amendment 1 Effective Time” means 9:00 a.m. California time on the first Business Day following the day that the Requisite Earn Out Recipient Approval (as defined in the Amendment Agreement) has been obtained as described in Section 2.01(a) of the Amendment Agreement.

“Amendment 2 Effective Time” means the Closing (as defined in the Amendment Agreement) and the receipt by the Trust of the First Earn Out Payment,  Earn Out Obligation and Reaffirmation (as each such term is defined in the Amendment Agreement).

“Amendment Agreement” means that certain Amendment Agreement dated as of August 9, 2007 among the parties hereto (other than the Purchaser).

“Auditory Budget” means the Budget set forth on Exhibit 1 hereto.

“Auditory Purchase Agreement” means the Cochlear Implant Purchase and Sale Agreement dated as of August 9, 2007 among Parent, Scimed, the Company and Advanced Bionics Holding Corporation.

“Cause” means any of the following: (i) conviction of a felony involving moral turpitude; (ii) commission of fraud or theft against, or embezzlement from, Parent or any of its Affiliates; (iii) material misconduct involving insider trading, sexual harassment, breach of confidentiality or material injury to the reputation of the Company; or (iv) the failure to perform and discharge an employee’s duties and responsibilities as an employee of Parent or its Affiliates after such employee has been provided with written notice of the intent to terminate such employee’s employment for the failure described in the notice and a period of two weeks to cure such failure to perform, if such failure to perform is curable.

“Drug Pump Purchase Agreement” means the Drug Pump Purchase and Sale Agreement dated as of August 9, 2007 among Parent, Scimed, the Company and Infusion Systems Holding Corporation, a California corporation.

“EOR Designee” initially means Jeffrey H. Greiner, and, if Jeffrey H. Greiner is no longer serving as the President & Co-CEO of the Surviving Corporation for one of the reasons described in Section 5.04(e)(iv) or (v), then a successor individual designated by the Stockholders’ Representative in accordance with Section 5.04(e)(iv).

“Parent Designee” initially means Michael Onuscheck, and, if Michael Onuscheck is no longer serving as the President of the Retained Businesses for one of the reasons described in Section 5.04(e)(iv) or (v), then a successor individual designated by Parent in accordance with Section 5.04(e)(iv).

“Purchase Agreements” means the Auditory Purchase Agreement and the Drug Pump Purchase Agreement.

“Transferred Businesses” means the “Transferred Business” as defined in the Auditory Purchase Agreement plus the “Transferred Business” as defined in the Drug Pump Purchase Agreement.

“Retained Businesses” means the businesses of the Company, other than the Transferred Businesses.

“Retained Businesses Budget” means the budget attached as Exhibit 2.1

SECTION 1.02  Amendment to Section 2.11(e).  Section 2.11(e) will be amended to add the following sentence:

“Notwithstanding the foregoing and Section 2.11(f), if at any time after the Amendment 1 Effective Time, Amendment 1 to this Agreement becomes of no further force and effect following the termination of the Amendment Agreement, Scimed will reduce the next Earn Out Payment to be paid to the Trust by the sum of (i) the amount by which the expenses of the Transferred Business during the period between the Amendment 1 Effective Time and the termination of the Amendment Agreement in respect of the line items relating to selling, marketing, distribution, development, clinical and regulatory matters have exceeded the Auditory Budget for such items (calculated on a pro rata basis for such period) , and (ii) the amount of the Separation Costs (as defined in the Separation Agreement (as defined in the Auditory Purchase Agreement)) paid to third parties between the Amendment 1 Effective Time and the termination of the Amendment Agreement in respect of services to the Transferred Business and allocated to Auditory Products LLC pursuant to the Separation Agreement.  Any disagreement with respect to the amount of such reduction shall be resolved in accordance with the procedures set forth in Sections 3.02 and 12.11 of the Auditory Purchase Agreement.

SECTION 1.03  Amendment to Section 2.11(f).  Section 2.11(f) will be amended to add the following sentence:

“Notwithstanding the foregoing, the Earn Out Payment in respect of the Additional Earn Out Payment described in clause (i)(B) of the definition of Additional Earn Out Payment will not be paid if and when due.”

SECTION 1.04  Amendment to Section 5.03.  Section 5.03 will be amended as follows:

(a)  Section 5.03.  Section 5.03 will be amended to read in its entirety as follows:

Section 5.03.          Public Announcements.

[1]	BSC proposes that this will be based on page 2 of the Financial Impact of Separation document dated August 3, 2007.

(a)           So long as this Agreement is in effect, the Trust and the Stockholders’ Representative on the one hand, and Parent on the other hand, will (and each will cause their respective Affiliates to (other than the Excluded Mann Affiliates, as defined in the Purchase Agreements, with respect to the Stockholders' Representative or the Trust) consult with the other before issuing any press releases or otherwise making public announcements with respect to this Agreement or the Amendment Agreement or any of the other, and, except for any press release or public statement required by Law or any listing agreement with any U.S. or international securities exchange, including the New York Stock Exchange, the American Stock Exchange or NASDAQ will not issue any press release or make any public statement with respect to any of the foregoing matters without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned.

(b)           If a release, announcement or statement described in Section 5.03(a) is required by Law or the rules or regulations of any applicable United States or international securities exchange or Governmental Authority to which the relevant party is subject, the party required to make the release, announcement or statement will notify Parent or the Stockholders’ Representative, as applicable, by telephone, email or fax within two hours of any officers in the legal department, corporate communications department or similar department of such party that routinely performs such functions concluding that it is reasonably likely that such party will issue a release, announcement or statement and will use its reasonable best efforts to allow such other party a reasonable time to comment on such release, announcement or statement in advance of such issuance and will accept the reasonable comments of such other Party to such release.  Notwithstanding anything contained in this Section 5.03(b), language in a release, announcement or statement regarding this Amendment or the transactions contemplated by the Amendment Agreement that is substantially similar to language that has been previously reviewed in accordance with procedures set forth in this Section 5.03(b) will not require  notification to the Stockholders’ Representative or Parent, as applicable, pursuant to this Section 5.03(b).  The notices provided for in this Section 5.03(b) will describe the time frame of the release, announcement or statement.  Any reference to a "Party" referenced in a release, announcement or statement in this Section 5.03 shall include such Party and, to the extent applicable, its Affiliates.

SECTION 1.05  Amendment to Section 5.04.  Section 5.04 will be amended as follows:

(a)  Section 5.04(a).  Section 5.04(a) will be amended to read in its entirety as follows:

(a)           The parties hereto acknowledge and agree that from and after the Amendment 1 Effective Time, the day-to-day management of the Retained Businesses will be conducted by the Parent Designee and the day-to-day management of the Transferred Businesses will be conducted by the EOR

Designee; provided, that (i) the Retained Businesses and the Transferred Businesses will at all times be subject to the corporate practices, policies and procedures of Parent solely in respect of internal financial controls, internal financial reporting and compliance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, (ii) Parent will use its commercially reasonable efforts to conduct the Retained Businesses in a  manner that causes the Retained Businesses to achieve the Retained Businesses Budget and the Trust will use its commercially reasonable efforts to conduct the Transferred Businesses in a  manner that causes the Transferred Businesses to achieve the Auditory Budget, provided that the Auditory Budget may be exceeded only by an aggregate amount up to the Maximum Excess Amount in respect of the expenses for the line items relating to selling, marketing, distribution, development, clinical and regulatory matters, and the Retained Business Budget may be exceeded without limitation, (iii) the Transferred Businesses will not be permitted to take any of the actions set forth on Exhibit 5.04(a)(1) without Executive Board approval and the Retained Businesses will not be permitted to take any of the actions set forth on Exhibit 5.04(a)(2) without Executive Board approval.  The parties hereto acknowledge and agree that the standard “commercially reasonable efforts” in clause (ii) of the previous sentence will be determined in respect of the Retained Businesses without any regard to the financial condition of Parent and in respect of the Transferred Businesses without any regard to the financial condition of Advanced Bionics Holding Corporation or any financing efforts it may undertake in connection with the transactions contemplated by the Purchase Agreements.  In addition to the Parent Designee, Parent may appoint an employee of Parent with an appropriate level of seniority and expertise to liaise with the EOR Designee for purposes of identifying whether any particular resources should be made available to the Transferred Businesses or the Retained Businesses, and assisting in the management of the separation activities.  The Parent Designee and the EOR Designee will meet no less frequently than weekly to discuss the activities of the Retained Businesses and the Transferred Businesses, respectively, and update each other on any material developments relating thereto.

(b)  Section 5.04(c).  Section 5.04(c) will be amended to read in its entirety as follows:

(c)           Meetings of the Executive Board may be held at any time, by written notice given by any Member to Parent, the Stockholders’ Representative and each other Member at least five days prior to the meeting; provided that a Member will provide that written notice only if the Parent Designee or the EOR Designee wishes to discuss taking an action set forth in Exhibit 5.04(a)(1) or Exhibit 5.04(a)(2).  Subject to appropriate confidentiality provisions, the Members designated by the Stockholders’ Representative may consult with and inform the Stockholders’ Representative regarding the matters discussed at meetings of, and actions taken by, the Executive Board.  No action will be taken by the Executive Board without a Quorum.  A “Quorum” will consist of at least four Members, two of whom have been designated by Parent and two of whom have been designated by the Stockholders’ Representative.  All decisions of the Executive Board will require the affirmative vote of all Members in attendance at the meeting at which a Quorum is present.  The Executive Board may establish subcommittees or working groups that include non-Members; provided, that such subcommittees and working groups will not be empowered to make any binding decisions and will be limited to making recommendations to the Executive Board.

(c)  Section 5.04(d). will be amended to read in its entirety as follows:

(d)           Subject to the provisions of Section 5.04(g), the Executive Board will consider in good faith whether to approve a request by a party to take any of the actions set forth in Exhibit 5.04(a)(1) and Exhibit 5.04(a)(2).

(d)  Section 5.04(e).Section 5.04(e) will be amended as follows:

(i)  The preamble to Section 5.04(e) will be amended as follows: “(e) The parties hereto agree that, without the approval of Pete Nicholas and Alfred E. Mann, neither Parent, including any of its Affiliates in respect of the Retained Businesses, nor the Trust nor the EOR Designee with respect to the Transferred Businesses, shall during the period between the Amendment 1 Effective Time and the earlier of the (i) Amendment 2 Effective Time and (ii) the termination of the Amendment Agreement:”

(ii)  The following will be added to the end of Section 5.04(e)(iv): “; provided, that the parties hereto acknowledge and agree that from and after the Amendment 1 Effective Time, (A) if Michael Onuscheck is terminated, voluntarily resigns as the Parent Designee, dies, or becomes disabled so that he cannot fulfill his obligations as the Parent Designee, Parent will appoint a successor Parent Designee to conduct the Retained Businesses that is (x) an employee of the Company as of the date of the Amendment Agreement or (y) not an employee of the Company at such time, but is reasonably acceptable to the Stockholders’ Representative, and (B) if Jeffrey H. Greiner is terminated, voluntarily resigns as the EOR Designee, dies, or becomes disabled so that he cannot fulfill his obligations as the EOR Designee, the Stockholders’ Representative will be permitted to appoint a successor EOR Designee to conduct the Transferred Businesses that is (x) an employee of the Company as of the date of the Amendment Agreement or (y) not an employee of the Company at such time, but is reasonably acceptable to Parent.”

(iii)  The following will be added to the end of Section 5.04(e)(v):  “(provided that Parent will have the right to terminate the employment of Michael Onuscheck and the Stockholders’ Representative will have the right to terminate the employment of Jeffrey H. Greiner, in each case without the approval of Messrs. Nicholas and Mann.)”

(iv)  Section 5.04(e)(ix) will be deleted in its entirety.

(e)  Section 5.04(f).  Section 5.04(f)(ii) will be amended to read in its entirety as follows:

(ii)           from and after the Amendment 1 Effective Time, Parent will (A) fund the Retained Businesses in accordance with the Retained Businesses Budget and (B) fund the Transferred Businesses in accordance with the Auditory Budget, and in excess of the expenses in that budget in respect of the line items relating to selling, marketing, distribution, development, clinical and regulatory matters up to a maximum excess amount in the aggregate equal to $5 million (the “Maximum Excess Amount”).

(f)  Section 5.04(g).  Section 5.04(g) will be amended to read in its entirety as follows:

(g)           In the event the Executive Board cannot reach agreement on a request related to Exhibit 5.04(a)(1) or Exhibit 5.04(a)(2), the matter will be referred to Peter Nicholas and Alfred E. Mann.  Parent will cause Peter Nicholas (or his successor, to be designated by Parent) and the Stockholders’ Representative will cause Alfred E. Mann (or his successor, to be designated by the Stockholders’ Representative), promptly, but in any event within five Business Days following referral to them, to meet to resolve any such issue directly.  In the event Mr. Nicholas (or his successor) and Mr. Mann (or his successor) are unable despite use of diligent efforts to resolve the matter within five Business Days of it being submitted to them for resolution, the request will be deemed to have been denied.

SECTION 1.06  Amendment to Section 8.04.  Section 8.04 will be amended as follows:

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt as conclusively determined by the date shown on a signed receipt for such notice) by delivery in person, by overnight courier, by registered or certified mail (postage prepaid, return receipt requested), fax or e mail to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.04):

if to any of Parent, Scimed or the Company:

One Boston Scientific Place
Natick, Massachusetts  01760-1537
Facsimile No:  (508) 650-8951
Attention:  General Counsel
Email:  paul.sandman@bsci.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue

New York, NY  10022-6069
Facsimile No:  (212) 848-7179
Attention:  Clare O’Brien
Email:  cobrien@shearman.com

if to the Trust or the Stockholders’ Representative:

Trustees of the Bionics Trust or the Stockholders’ Representative, as applicable
c/o Advanced Bionics Corporation
Mann Biomedical Park
25129 Rye Canyon Loop
Valencia, CA  91355
Facsimile No:  (661) 362-1700
Attention:  Trustee or the Stockholders’ Representative, as applicable with a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California  90071
Facsimile No:  (310) 552-7053
Attention:  Jonathan K. Layne
Email:  JLayne@gibsondunn.com

ARTICLE II.

IMPLEMENTATION

SECTION 2.01  Termination of Amendment Agreement.  The parties hereto acknowledge and agree that in event the Amendment Agreement is terminated, this Amendment 1 will also terminate and be of no force or effect, any amendment to the Merger Agreement effected by this Amendment 1 will be null and void and the Merger Agreement will not be deemed amended by this Amendment 1 in any respect whatsoever; and

(a)  Notwithstanding Section 2.01(a) of this Amendment 1, any action or failure to act effected by any party hereto (including the Parent Designee and the EOR Designee), after the date hereof but prior to the termination of the Amendment Agreement, to the extent such action or failure to act is expressly permitted by the Merger Agreement as amended by this Amendment 1, will not be deemed a breach or failure to comply with the Merger Agreement.

(b)  Scimed will reduce the next Earn Out Payment to be paid to the Trust  by (i) the amount by which the expenses of the Transferred Business during the period between the Amendment 1 Effective Time and the termination of the Amendment Agreement in respect of the line items relating to selling, marketing, distribution, development, clinical and regulatory matters have exceeded the Auditory Budget for such items (calculated on a pro rata basis for such period) , and (ii) the amount of the Separation Costs (as defined in the Separation Agreement (as defined in the Auditory Purchase Agreement)) paid to third parties between the Amendment 1 Effective Time and the termination of this Amendment 1 in respect of services to the Transferred Business and allocated to the Auditory Products LLC pursuant to the Separation Agreement.  Any disagreement with respect to the amount of such reduction shall be resolved in accordance with the procedures set forth in Sections 3.02(c) and 12.11 of the Auditory Purchase Agreement.

(c)  Notwithstanding Section 1.03 of this Amendment 1, if the Amendment Agreement is terminated after the Amendment 1 Effective Time, and after the date on which the Earn Out Payment would have been payable upon the Company's achieving Aggregate Net Sales for the immediately preceding twelve-month period of more than $300,000,000 in accordance with clause (i)(B) of the definition of Additional Earn Out Payment in the Merger Agreement, then, subject to Section 2.01(b) of this Amendment 1, Scimed will promptly, and in no event later than two Business Days after such termination, deliver to the Trust such previously foregone Earn Out Payment in cash, in immediately available funds by wire transfer to an account designated by the Trust.

ARTICLE III.

GENERAL PROVISIONS

SECTION 3.01  No Further Amendment . Except as expressly amended hereby, all other provisions of the Merger Agreement will be and remain in full force and effect.

SECTION 3.02  Counterparts.  This Amendment 1 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Amendment 1 to be duly executed as of the date first written above by such party or by any officer of such party thereunto duly authorized, as applicable.

BOSTON SCIENTIFIC CORPORATION

By: Name:
Title:

BOSTON SCIENTIFIC SCIMED, INC.

By: Name:
Title:

ADVANCED BIONICS CORPORATION

By: Name:
Title:

THE STOCKHOLDERS’ REPRESENTATIVE

By: Name: Jeffrey D. Goldberg

By: Name: Carla Woods

[AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

BIONICS TRUST

By: Name: Jeffrey D. Goldberg, Trustee

By: Name: Carla Woods, Trustee

[AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT 5.04(a)(1)

ACTIONS THAT THE TRUST WILL ENSURE THE TRANSFERRED BUSINESSES DO NOT TAKE

Unless otherwise approved by Parent's Chief Operating Officer and the EOR Designee:

1.	Assert Intellectual Property against any person.

2.
Respond to or settle any Third Party Claim of infringement or misappropriation of Intellectual Property, it being agreed that the parties will cooperate in good faith in determining how to respond to such Third Party Claim.

3.	Disclose to any person any confidential or proprietary information of Parent or any of its Affiliates, including with respect to the drug eluting electrode project.

4.	Enter into, or amend the terms of, any transaction or arrangement in respect of the Transferred Business with any Affiliate of the Purchaser, including any person controlled by Alfred E. Mann.

5.
Enter into any consent order or decree that either (i) affects the Retained Business or Parent or any of its Affiliates other than the Seller solely in respect of the Transferred Business or (ii) involves the payment of any money.

6.
Settle any product liability claim in a manner that is inconsistent in any material respect with past practice, including the settlement of any single claim in respect of HiRes 90K cochlear implants that contain the feedthrus made by Astro Seal for more than $45,000.

EXHIBIT 5.04(a)(2)

ACTIONS THAT PARENT WILL ENSURE THAT THE RETAINED BUSINESSES DO NOT TAKE

1.
Unless otherwise approved by the EOR Designee and the Parent Designee, Parent will not terminate the employment of any employee with the Surviving Corporation with the title of Director or higher (including a Regional Director in the Sales Department) who works for the Retained Businesses in the Research & Development Department or the Sales Department, or give such employee Good Reason to leave the Surviving Corporation, in each case other than for Cause.

2.
Unless otherwise approved by the EOR Designee and the Parent Designee, Parent will not terminate the employment of more than three employees of the Surviving Corporation with a title below Director who work for the Retained Businesses in the Research & Development Department, or give such employees Good Reason to leave the Surviving Corporation, in each case other than for Cause.

3.
Unless otherwise approved by the EOR Designee and the Parent Designee, Parent will not terminate the employment of more than 15 employees with the Surviving Corporation with a title below Director who work for the Retained Businesses in the Sales Department, or give such employees Good Reason to leave the Surviving Corporation, in each case other than for Cause.

4.	Unless otherwise approved by the EOR Designee and the Parent Designee, Parent will not terminate any research and development program for which funding is provided in the Retained Business Budget.